                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.: 333-51033

                           Members Retirement Program

--------------------------------------------------------------------------------
SUPPLEMENT DATED OCTOBER 18, 1999 TO THE
STATEMENTS OF ADDITIONAL INFORMATION DATED MAY 1, 1999

This supplement adds and modifies certain information contained in the statement of additional information dated May 1, 1999 for the Members Retirement Program, which is funded primarily through a group annuity contract with THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES.

REPLACE THE SECOND SENTENCE OF THE FIRST PARAGRAPH ON THE COVER PAGE WITH THE FOLLOWING SENTENCE:

You should read this SAI in conjunction with Equitable Life's prospectus dated May 1, 1999 or October 18, 1999 for the Members Retirement Program.

REPLACE THE THIRD PARAGRAPH ON THE COVER PAGE WITH THE FOLLOWING SENTENCE:

Certain of the cross references in this SAI are contained in the prospectuses to which this SAI relates.

REPLACE THE FOURTH AND FIFTH PARAGRAPHS ON PAGE 13 OF THE SAI WITH THE FOLLOWING
SENTENCE:

For an explanation of the investment restrictions applicable to the Alliance Global, Alliance Conservative Investors, Alliance Growth Investors, MFS Research, Warburg Pincus Small Company Value, T. Rowe Price Equity Income, Merrill Lynch World Strategy and BT Equity 500 Index Funds, see Investment Restrictions in the EQ Advisors Trust Statement of Additional Information.

REPLACE THE FIRST SENTENCE PAGE 16 OF THE SAI WITH THE FOLLOWING SENTENCE:

The value of the investment of the Alliance Global, Alliance Conservative Investors and Alliance Growth Investors Funds in the corresponding EQ Advisors Trust Portfolios is calculated by multiplying the number of shares held by Separate Account No. 51 in each Portfolio by the net asset value per share of that Portfolio determined as of the close of business on the same day as the respective Unit Values of the Alliance Global, Alliance Conservative Investors and Alliance Growth Investors Funds are determined.

REPLACE THE FIRST SENTENCE UNDER "OTHER FUNDS" ON PAGE 17 OF THE SAI WITH THE FOLLOWING SENTENCE:

For those Funds that invest in corresponding Portfolios of EQ Advisors Trust, the assets value of each Portfolio is computed on a daily basis.

REPLACE THE SENTENCE UNDER "OTHER FUNDS" ON PAGE 18 OF THE SAI WITH THE FOLLOWING SENTENCE:

For those Funds that invest in corresponding Portfolio of EQ Advisors Trust, see the statement of additional information for EQ Advisors Trust for information concerning the portfolio transactions of the Portfolios.

REPLACE THE PARAGRAPH UNDER "UNDERWRITER" ON PAGE 19 OF THE SAI WITH THE FOLLOWING SENTENCE:

AXA Advisors, LLC ("AXA Advisors")(the successor to EQ Financial Consultants, Inc.), an affiliate of Equitable Life, may be deemed to be the principal underwriter of separate account units under the group annuity contract. AXA Advisors is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. AXA Advisors principal business address is 1290 Avenue of the Americas, New York, NY 10104. The offering of the units under the contract is continuous. We have paid no underwriting commissions during any of the last three fiscal years with respect to units of interest under the contract. See "Charges and Expenses" in the prospectus.